                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                              (Amendment No. _____)

                          WinStar Communications, Inc.
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    975515107
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)
         [ x ]    Rule 13d-1(c)
         [   ]    Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 975515107

         1.       NAMES OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                                    GBU Inc.
         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [    ]
                                                                      (b) [    ]
---------------------------------------------------------------------------

         3.       SEC USE ONLY

---------------------------------------------------------------------------

         4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
---------------------------------------------------------------------------

                                  5.       SOLE VOTING POWER

NUMBER OF SHARES                               2,763,405
BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH
------------------------------------------------------------------------------

                                  6.       SHARED VOTING POWER

                                                   -0-
------------------------------------------------------------------------------
                                  7.       SOLE DISPOSITIVE POWER

                                                2,763,405

------------------------------------------------------------------------------

                                  8.       SHARED DISPOSITIVE POWER

                                                     -0-
------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     2,763,405

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES *    [  ]
------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                  6.3%
------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *
                  IA
------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT

                                                              Page 2 of 10 Pages

CUSIP No. 975515107

         1.       NAMES OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                                   GEM Capital Management, Inc.
------------------------------------------------------------------------------

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [    ]
                                                                      (b) [    ]
---------------------------------------------------------------------------

         3.       SEC USE ONLY

---------------------------------------------------------------------------

         4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
---------------------------------------------------------------------------

                                  5.       SOLE VOTING POWER

NUMBER OF SHARES                               1,000,618
BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH
------------------------------------------------------------------------------

                                  6.       SHARED VOTING POWER

                                                   -0-
------------------------------------------------------------------------------
                                  7.       SOLE DISPOSITIVE POWER

                                               1,000,618

------------------------------------------------------------------------------

                                  8.       SHARED DISPOSITIVE POWER

                                                     -0-
------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,000,618

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES *    [  ]
------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     2.3%
------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *
                  IA
------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT

                                                              Page 3 of 10 Pages

CUSIP No. 975515107

         1.       NAMES OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                               Gerald B. Unterman
------------------------------------------------------------------------------

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [    ]
                                                                      (b) [    ]
---------------------------------------------------------------------------

         3.       SEC USE ONLY

---------------------------------------------------------------------------

         4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                                      USA
---------------------------------------------------------------------------

                                  5.       SOLE VOTING POWER

NUMBER OF SHARES                               3,764,023
BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH
------------------------------------------------------------------------------

                                  6.       SHARED VOTING POWER

                                                   -0-
------------------------------------------------------------------------------
                                  7.       SOLE DISPOSITIVE POWER

                                               3,764,023

------------------------------------------------------------------------------

                                  8.       SHARED DISPOSITIVE POWER

                                                     -0-
------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 3,764,023

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES *    [  ]
------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     8.3%
------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *
                  IN
------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT

                                                              Page 4 of 10 Pages

Item 1(a).        Name of Issuer

                  WinStar Communications, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices

                  230 Park Avenue
                  New York, New York 10169


Item 2(a).        Name of Persons Filing

                  GBU Inc.
                  GEM Capital Management, Inc.
                  Gerald B. Unterman

Item 2(b).        Address of Principal Business Office

                  70 East 55th Street - 12th Floor
                  New York, NY 10022

Item 2(c).        Citizenship

                  The information contained in Item 4 on the cover pages is incorporated hereby by reference

Item 2(d).        Title of Class of Securities

                  Common Stock, $0.0l par value

Item 2(e).        CUSIP Number

                  975515107

Item 3.           This Statement is filed pursuant to

                  Rule 13d-1(c) and Rule 13d-2(b)

Item 4.           Ownership as of December 31, 1998

                  The information contained in Items 5-11 on the cover pages is incorporated hereby by reference.

                                                              Page 5 of 10 Pages

Item 5.           Ownership of Five Percent or Less of a Class

                  Not Applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person

                  Not Applicable

Item 7.           Identification and Classification of Certain Subsidiaries

                  Not Applicable

Item 8.           Identification and Classification of Members of a Group

                  See Exhibit A annexed hereto

Item 9.           Notice of Dissolution of a Group

                  Not Applicable

Item 10.          Certification

         By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and accurate.

                                               SIGNATURE:

                                               Date:    January 28, 1999

                                               GBU INC.

                                               By:    /s/ Gerald B. Unterman
                                                      ------------------
                                                      Gerald B. Unterman
                                                      President

                                                              Page 6 of 10 Pages

                                               GEM CAPITAL MANAGEMENT, INC.

                                               By:    /s/ Gerald B. Unterman
                                                      ------------------
                                                      Gerald B. Unterman
                                                      President

                                                      /s/ Gerald B. Unterman
                                                      ------------------
                                                      Gerald B. Unterman



                                                              Page 7 of 10 Pages